UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2016

TEXTRON INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-5480	05-0315468
(State of	(Commission File Number)	(IRS Employer
Incorporation)		Identification Number)

40 Westminster Street, Providence, Rhode Island  02903

(Address of principal executive offices)

Registrant’s telephone number, including area code: (401) 421-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02              Results of Operations and Financial Condition

On October 20, 2016, Textron Inc. (“Textron”) issued a press release announcing its financial results for the fiscal quarter ended October 1, 2016.  This press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

A discussion of the reasons why management believes that the presentation of non-GAAP financial measures provides useful information to investors regarding Textron’s financial condition and results of operations is attached to the press release attached hereto as Exhibit 99.1.

Item 2.05 Costs Associated with Exit or Disposal Activities.

Item 2.06 Material Impairments.

On August 30, 2016, in a Current Report on Form 8-K, we reported that our Board of Directors approved a plan to restructure and realign our businesses by implementing headcount reductions, facility consolidations and other actions in order to improve overall operating efficiency across Textron.  As a result of ongoing evaluations, we decided to take additional restructuring actions, principally headcount reductions, in our Textron Aviation segment, as well as other businesses, beyond that already included in our plan as originally announced.

We now expect total pre-tax charges in the range of $140 million to $170 million to be incurred under this plan, of which $115 million was recorded in the third quarter of 2016. Expected cash outlays in connection with this plan are estimated to be in the range of $100 million to $120 million, approximately half of which is expected to be expended in 2016 and the remainder in 2017.

Item 9.01              Financial Statements and Exhibits

(d) Exhibits

The following exhibit is filed herewith:

Exhibit Number	Description

99.1	Press release dated October 20, 2016 related to earnings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXTRON INC.
(Registrant)

By:	/s/ Mark S. Bamford
Mark S. Bamford
Vice President and Corporate Controller

Date:  October 20, 2016

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated October 20, 2016 related to earnings.